Exhibit 11
 THE TURNER CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
"(in thousands, except per share amounts)"

                                                     	(unaudited)
                                                  	Nine Months Ended
                                                     September 30,
                                                 	1996	          	1995

PRIMARY
Weighted average common shares outstanding	       5,237          5,186

Common stock equivalents (assuming the use
 of the proceeds  from their exercise or
 issuance to acquire treasury stock using
 the average quarterly market price) granted
 under employee stock option and stock
 purchase plans                                      98         		104

Weighted average common and common equivalent
 shares outstanding                               5,335         5,290

Earnings (loss) available to common
 shareholders less dividends	on preferred stock,
 net of tax                                     ($1,435)       $1,947

Primary earnings (loss) per common share        	($0.27)	      	$0.37

FULLY DILUTED
Weighted average shares outstanding used in
 the computation of primary	earnings (loss)
 per common share                                5,237          5,186

Common stock equivalents (assuming the use
 of the proceeds from their exercise or
 issuance to acquire treasury stock using the
 quarter ended market price) granted under
 employee stock option and stock purchase plan	     98 	        	104

Conversion of convertible preferred stock
 to common stock	                                  848         		849

Stock option equivalent shares                     	22           		-

Weighted average common and common equivalent
 shares outstanding                             	6,205         6,139

Earnings (loss) available for common
 shareholders less	preferred dividend
 differential, net of tax                      ($1,435)       $1,947

Fully diluted earnings (loss) per common
 share	                                         ($0.23)	      	$0.32